GenSpera Presents G-202 HCC Clinical Trial Update at 5th Asia-Pacific Primary Liver Cancer Expert Meeting

Eighty Percent of Patients Treated with G-202 had No Tumor Growth at Two Months

SAN ANTONIO, Texas, July 15, 2014 – GenSpera, Inc. (OTCQB: GNSZ), a leader in developing prodrug therapeutics for the treatment of cancer, releases the APPLE 2014 presentation. Devalingam Mahalingam, MD, PhD, Principal Investigator of the G-202 Phase II trial in hepatocellular carcinoma (HCC) patients, presented the HCC clinical trial update for G-202 at the 5th Asia-Pacific Primary Liver Cancer Expert Meeting Saturday, July 12th, in Taipei, Taiwan.

Dr. Mahalingam, an oncologist at the Cancer Therapy & Research Center at the University of Texas Health Science Center at San Antonio, presented interim results from the Phase Ib and ongoing Phase II study in hepatocellular carcinoma (HCC) patients who had previously progressed on, or who were intolerant of, sorafenib. Historically, this patient population has a median time to progression of only two months when they enter subsequent clinical trials. Impressively, 80% of patients treated with G-202 had stable disease (no tumor growth) at two months and 50% of patients exhibited stable disease at 4 months on study.

“The efficacy and safety analyses on patients enrolled to date on this study continue to demonstrate that G-202 holds promise for patients with advanced HCC, with half the patients showing disease stability at 4 months and the majority of patients tolerating G-202 with minimal toxicities,” stated Dr. Mahalingam.

“DCE-MRI is a sophisticated imaging technique that allows us to assess effects of G-202 on tumor blood flow characteristics,“ said Dr. Craig Dionne, GenSpera CEO. “The DCE-MRI data in the single patient evaluated to date provide strong evidence that G-202 is significantly decreasing tumor blood flow in a fashion for which it was designed. We will extend this diagnostic procedure in future patients to confirm this important proof of concept observation”. Dr. Dionne continued, “These positive results enable management to remain optimistic about our ambitious G-202 clinical development program which is expanding into glioblastoma, prostate cancer and renal cell carcinoma trials. Although still in early stages, we believe this clinical strategy will continue to build significant value in G-202 and in the company. We are particularly excited by the potential that G-202 is showing as a treatment for patients with liver cancer, a market which is expected to be at $1.5 billion by 2019.”

Investors can view Dr. Mahalingam’s presentation and an updated corporate presentation at the Company website: http://www.genspera.com/

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that provides for the targeted release of drug candidates within a tumor. Unlike typical chemotherapeutic agents, thapsigargin results in cell death irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA, which is found at high levels in the vasculature of liver and glioblastoma cancers and in the vasculature of almost all other solid tumors. G-202 is therefore expected to have potential efficacy in a wide variety of tumor types.

G-202 Phase II clinical trials are underway in hepatocellular carcinoma, glioblastoma and prostate cancer patients.

For more information, please visit the company’s website: www.genspera.com or follow us on Twitter @GenSperaNews.

About APPLE 2014

The Asia-Pacific Primary Liver Cancer Expert Association (APPLE) Congress was held July 11 – 13, 2014, at the Grand Hotel Taipei in Taipei, Taiwan. APPLE 2014 is hosted by the Chinese Oncology Society of Taiwan and co-hosted by the Taiwan Association for the Study of the Liver, the Gastroenterological Society of Taiwan, and the Taiwan Liver Cancer Association. APPLE is an international platform for HCC that brings together scientific experts from across the world to discuss curative treatment, systemic and anti-viral therapies, HCC pathology and social perspectives as well. http://www.2014applecongress.org/

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

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CONTACT:

Company:	Craig Dionne, PhD, CEO
GenSpera, Inc. (210) 479-8112

Investors:	Steve Gersten
Capital Markets Group
Steve@CapMarketsGroup.com
(813) 926-8920

Media:	Dawn Van Zant
(800) 665 0411